Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45363, No. 333-61712 and No. 333-67354) pertaining to the National City Savings and Investment Plan of National City Corporation of our report dated June 25, 2008, with respect to the financial statements and schedule of the National City Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 25, 2008